EXHIBIT 10.32

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of November 17, 2003, by and between IMANAGE, INC., a Delaware corporation (the “Borrower”) and Silicon Valley Bank (“Bank”). Defined terms used but not otherwise defined herein shall have the meanings assigned in the Loan Agreement

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Borrower is indebted to Bank pursuant to an Amended and Restated Loan and Security Agreement, dated as of December 16, 2002, as may be amended from time to time (the “Loan Agreement”). The Loan Agreement provides for a Committed Revolving Line for Revolving Loans, Cash Management Services, Letters of Credit, and Exchange Contracts; an Equipment Commitment for equipment acquisition Equipment Loans; and four Term Loans (with present approximate principal balances of $383,166, $260,608, $216,766 and $555,556 (hereinafter and hereafter in the Loan Agreement, “Term Loans A, B, C and D”)).

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents.” Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents.”

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification to Loan Agreement.

(a)	Committed Revolving Line; Cash Management; Exchange Contracts. Section 2.1.1 is hereby amended to terminate the Committed Revolving Line with respect to any obligation or agreement by Bank to make additional Revolving Loans or issue additional Letters of Credit. Any and all outstanding Revolving Loans shall be immediately due and payable. Bank agrees that Cash Management Services and Exchange Contracts shall continue to be available to Borrower under Section 2.1.1, provided that the Cash Management Sublimit and Foreign Exchange Reserve shall no longer be imposed.

(b)	Existing Letters of Credit. Section 2.1.3 and Section 4.1 are hereby amended such that Borrower’s reimbursement obligation and other obligations arising from all issued and outstanding Letters of Credit will not be secured by the Collateral, and Bank hereby releases its security interest in the Collateral as to all such Obligations relating to the Letters of Credit.

(c)	Equipment Loans. Section 2.1.5 is hereby amended to terminate any agreement or obligation by Bank to make Equipment Loans thereunder.

(d)	Term Loans A, B, C and D. Sections 2.1.6 – 2.1.9 and 4.1 of the Agreement are hereby amended such that Borrower’s Obligations arising under Term Loans A,

B, C and D will be secured only by such of the Collateral as consists of the Equipment and other Collateral acquired by Borrower with the proceeds of such Term Loans, and Bank hereby releases its security interest in all of other Collateral as to such Obligations.

(e)	Maturity. Section 2.7 of the Agreement is hereby amended to add the following thereto.

“On November 30, 2004 all outstanding Obligations under all Equipment Loans and Term Loans A – D shall be due an payable in full without notice or demand.”

(f)	Deletion of Certain Covenants. Sections 6.3 (Financial Statements, Reports, Certificates), 6.7 (Principal Depository), 6.8 (Financial Covenants), 6.9 (Registration of Intellectual Property Rights), 6.10 (Control Agreements), 7.4 (Indebtedness), 7.6 (Distributions), 7.7 (Investments), 7.8 (Transactions with Affiliates), 7.9 (Intellectual Property Agreements), 7.10 (Subordinated Debt), and 7.11 (Inventory) are hereby deleted from the Agreement.

(g)	Amendment of Sections 7.1 and 7.5. Sections 7.1 (Dispositions) and 7.5 (Encumbrances) of the Agreement are hereby amended to limit the application of such Sections to a Transfer of or Lien upon the Collateral rather than to all property of the Borrower.

(h)	Definitions. Consistent with the foregoing, the following amendments are hereby made to the definitions set forth in Section 1.1:

1. “Collateral” is all Equipment and related goods acquired with the proceeds of Term Loans A – D and any other Equipment Loans, as such Equipment and other goods may be more particularly described in such other schedules, exhibits and invoices as to which Bank and Borrower may agree, and all of Borrower’s Books relating to the foregoing, and all substitutions, replacements, additions and accessions thereto and proceeds thereof.

2. “Term Loan A Maturity Date” is November 30, 2004.

3. “Term Loan B Maturity Date” is November 30, 2004.

4. “Term Loan C Maturity Date” is November 30, 2004.

5. “Term Loan D Maturity Date” is November 30, 2004.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay Lender a fee in the amount of $             (“Loan Fee”) fully earned and payable upon execution of this Loan Modification plus all out-of-pocket expenses of Bank.

6. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. FURTHER ASSURANCES BY BANK. Bank hereby agrees to execute, deliver and/or cause to be filed such lien releases, instruments, documents and agreements as may be required to effect the foregoing as may be reasonably requested by Borrower.

9. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee, the execution and delivery by Interwoven, Inc. of an Assumption Agreement in form and substance satisfactory to Bank, and the consummation of the acquisition by Interwoven, Inc. or its subsidiary of all of the capital stock of Borrower.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

IMANAGE, INC.		SILICON VALLEY BANK

By:	/s/ John E. Calonico, Jr.	By:	/s/ Arman Zand
Name:	John E. Calonico, Jr.	Name:	Arman Zand
Title:	Vice President and Chief Financial Officer	Title:	Vice President

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